As filed with the Securities and Exchange Commission on May 16, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Carrizo Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Texas	76-0415919
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
500 Dallas Street, Suite 2300 Houston, Texas 77002
(Address of Principal Executive Offices) (Zip Code)

2017 INCENTIVE PLAN OF CARRIZO OIL & GAS, INC.
(Full title of the plan)
Marcus G. Bolinder
Associate General Counsel
Carrizo Oil & Gas, Inc.
500 Dallas Street, Suite 2300
Houston, Texas 77002
(713) 328-1000
(Name, address, and telephone number, including area code, of agent for service)
With Copies to:
Gene J. Oshman
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
(713) 229-1234
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Fee
Common Stock (par value $0.01 per share)	2,675,000	$24.14	$64,574,500	$7,484

(1)
This registration statement covers, in addition to the number of shares of Carrizo Oil & Gas, Inc. common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this registration statement or otherwise issuable pursuant to the 2017 Incentive Plan of Carrizo Oil & Gas, Inc. (the “2017 Incentive Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the 2017 Incentive Plan, as a result of one or more adjustments under the 2017 Incentive Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
This price is estimated under Rule 457(c) and (h) under the Securities Act of 1933 solely to calculate the registration fee and is based on the average of the high and low prices of the Company’s Common Stock reported on the NASDAQ Global Select Market on May 12, 2017.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The document(s) containing the information specified in Part I of this registration statement on Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission (File No. 000-29187-87) by Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), are incorporated by reference into this registration statement, in each case excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference:

•	the Company’s annual report on Form 10-K for the year ended December 31, 2016;

•	the Company’s report on Form 10-Q for the period ended March 31, 2017;

•	the Company’s current report on Form 8-K filed with the Commission on May 16, 2017; and

•
the description of the Company’s common stock, par value $0.01 per share, in Exhibit 99.1 to the Company’s current report on Form 8-K filed with the Commission on December 9, 2010, and any amendment or report filed for the purpose of updating such description.

Each document filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.
Any statement contained in this registration statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
EXPERTS
The consolidated financial statements of Carrizo Oil & Gas, Inc. as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 financial statements refers to a change in method of accounting for deferred tax assets and liabilities.
The letter report of Ryder Scott Company, L.P., as independent consulting petroleum engineers, and information with respect to our proved reserves derived from such report, has been incorporated by reference into this registration statement upon the authority of such firm as experts with respect to such matters covered in such report and in giving such report.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Company’s articles of incorporation contain a provision that limits the liability of the Company’s directors as permitted by the Texas Business Organizations Code. The provision eliminates the personal liability of a director to us and the Company’s shareholders for monetary damages for an act or omission in the director’s capacity as a director. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to its shareholders, for an act or omission not in good faith that involves intentional misconduct or a knowing violation of law, for an act or omission for which the liability of a director is expressly provided for by an applicable statute, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to the Company’s articles of incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.
The Company’s bylaws provide for the indemnification of the Company’s officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Organizations Code. The Company has also entered into indemnification agreements with each of its directors and some of its officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits.
In addition, the Company has purchased directors’ and officers’ liability insurance policies for its directors and officers. The Company’s bylaws and these agreements with directors and officers provide for indemnification for amounts:

•	in respect of the deductibles for these insurance policies;

•	that exceed the liability limits of the Company’s insurance policies; and

•
that are available, were available or become available to the Company or which are generally available to companies comparable to the Company but which its officers or directors determine is inadvisable to purchase, given the cost involved.

Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Company’s bylaws or these agreements.
In addition, Section 6 of the 2017 Incentive Plan of Carrizo Oil & Gas, Inc. (the “2017 Incentive Plan”) provides that certain directors and officers administering the 2017 Incentive Plan shall not be liable for anything done or omitted to be done by him or her in connection with the performance of duties under the 2017 Incentive Plan, except for his or her own willful misconduct or as expressly provided by statute.
The above discussion of the Company’s articles of incorporation, bylaws, 2017 Incentive Plan and the Texas Business Organizations Code is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The “Exhibit Index” is hereby incorporated by reference.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on May 16, 2017.

Carrizo Oil & Gas, Inc. (Registrant)

By:	/s/ David L. Pitts
David L. Pitts
Vice President and Chief Financial Officer
Each person whose signature appears below appoints S.P. Johnson IV, David L. Pitts, Gerald A. Morton and Gregory F. Conaway, and each of them, each of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all pre- and post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 16, 2017.

Signature	Title

/s/ S.P. Johnson IV	President, Chief Executive Officer and Director (Principal Executive Officer)
S.P. Johnson IV

/s/ David L. Pitts	Vice President and Chief Financial Officer (Principal Financial Officer)
David L. Pitts

/s/ Gregory F. Conaway	Vice President and Chief Accounting Officer (Principal Accounting Officer)
Gregory F. Conaway

/s/ Steven A. Webster	Chairman of the Board
Steven A. Webster

/s/ F. Gardner Parker	Director
F. Gardner Parker

/s/ Robert F. Fulton	Director
Robert F. Fulton

/s/ Roger A. Ramsey	Director
Roger A. Ramsey

/s/ Frank A. Wojtek	Director
Frank A. Wojtek

EXHIBIT INDEX

Exhibit Number		Exhibit Description
4.1	—
Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 000-29187-87)).

4.2	—
Articles of Amendment to Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 25, 2008 (File No. 000-29187-87)).

4.3	—
Articles of Amendment to Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 16, 2017 (File No. 000-29187-87)).

4.4	—	Composite Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 16, 2017 (File No. 000-29187-87)).
4.5	—	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 19, 2015 (File No. 000-29187-87)).
4.6	—	Form of certificate representing Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (Registration No. 333-29187)).
4.7	—	2017 Incentive Plan of Carrizo Oil & Gas, Inc. effective as of May 16, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 16, 2017).
*5.1	—	Opinion of Baker Botts L.L.P.
*23.1	—	Consent of KPMG LLP
*23.2	—	Consent of Ryder Scott Company, L.P.
*23.3	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
*24.1	—	Power of Attorney (included on the signature page herein).

* Filed herewith.